UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2013

Zumiez Inc.

(Exact name of registrant as specified in its charter)

Washington	000-51300	91-1040022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 204th Street SW, Lynnwood, WA 98036

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (425) 551-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On June 14, 2013, Zumiez Inc. (the “Company”) entered into an agreement (the “Amended Agreement”) to extend its current secured credit agreement (the “Credit Agreement”) with Wells Fargo Bank, N.A and amend certain financial covenants. The Credit Agreement was entered into on August 29, 2011 and was filed as Exhibit 10.18 to the report on Form 8-K filed by the Company on August 31, 2011. The Credit Agreement was set to expire September 1, 2013, and the Amended Agreement will extend the termination date to September 1, 2014. Additionally, the Amended Agreement amends the financial covenant that requires a maximum net loss not to exceed $10.0 million after taxes on a trailing four-quarter basis provided, that, there shall be added to net income all charges for impairment of goodwill and store assets not to exceed $5.0 million in aggregate. This financial covenant was amended to require a minimum net income after taxes of not less than one dollar on a trailing four-quarter basis provided, that, there shall be added to net income all charges for impairment of goodwill, other intangibles and up to an aggregate of $5 million of store asset impairment. All other material terms and conditions of the Credit Agreement will continue under the Amended Agreement.

A copy of the Amended Agreement is attached hereto as Exhibit 10.19. The preceding summary of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.19.	Amended Agreement, with Wells Fargo Bank, N.A. dated June 14, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.

Dated: June 19, 2013	By:	/s/ Richard M. Brooks
Richard M. Brooks
Chief Executive Officer